UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW YORK REIT, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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405 Park Avenue, 14th Floor
New York, New York 10022

SUPPLEMENT TO PROXY STATEMENT

EXPLANATORY NOTE

On or about April 30, 2015, New York REIT, Inc. (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement on Schedule 14A (the “Proxy Statement”) describing the matters to be voted upon at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Monday, June 22, 2015 at The Core Club, located at 66 E. 55th Street, New York, NY 10022, commencing at 8:30 a.m. (local time). The Proxy Statement, and the accompanying Notice of Annual Meeting, were dated as of April 30, 2015 and the Proxy Statement stated that the Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) were first mailed to the Company’s stockholders on or about April 30, 2015. In fact, the Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and the 2014 Annual Report are being first mailed to the Company’s stockholders on or about May 12, 2015.

This supplement (this “Supplement”) updates the Proxy Statement to reflect the correct mailing date and other information related thereto. This Supplement should be read in conjunction with the Proxy Statement and is first being mailed to stockholders on May 12, 2015, together with the Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and the 2014 Annual Report.

This Supplement does not change the proposals to be acted on at the Annual Meeting, or the recommendations of the Company’s board of directors in relation thereto, which are described in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Any term used herein and not otherwise defined herein shall have the meaning set forth in the Proxy Statement.

CHANGES TO THE PROXY STATEMENT

The references to the date “April 30, 2015” in the Notice of Annual Meeting and in the last sentence of the first paragraph on page 1 of the Proxy Statement are hereby replaced with references to the date “May 12, 2015.”

The following disclosure replaces in its entirety the disclosure under the heading “How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?” on page 4 of the Proxy Statement.

“How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

In order for a stockholder proposal to be properly submitted for presentation at our 2016 annual meeting and included in the proxy material for next year’s annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on December 14, 2015 and ending at 5:00 p.m., Eastern Time, on January 13, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely. All proposals must contain the information specified in, and otherwise comply with, our Bylaws. Proposals should be sent via registered, certified or express mail to: 405 Park Avenue, 14th Floor, New York, New York 10022, Attention: Gregory W. Sullivan, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary. For additional information, see the section in this Proxy Statement captioned “Stockholder Proposals for the 2016 Annual Meeting.”

The following disclosure replaces in its entirety the disclosure under the heading “Stockholder Proposals for the 2016 Annual Meeting” on page 37 of the Proxy Statement.

“STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement

Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the Company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2016 annual meeting of stockholders, the proposal must be received at our principal executive offices no later than January 13, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings

For any proposal that is not submitted for inclusion in our proxy material for the 2016 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our Bylaws. Under our Bylaws, for a stockholder proposal to be properly submitted for presentation at our 2016 annual meeting of stockholders, our secretary must receive written notice of the proposal at our principal executive offices during the period beginning on December 14, 2015 and ending at 5:00 p.m., Eastern Time, on January 13, 2016. Any proposal received after the applicable time in the previous sentence will be considered untimely. Additionally, a stockholder proposal must contain information specified in our Bylaws.

All proposals should be sent via registered, certified or express mail to our secretary at our principal executive offices at: New York REIT, Inc., 405 Park Avenue, 14th Floor, New York, NY 10022, Attention: Gregory W. Sullivan (telephone: (212) 415-6500).”